EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TD BANKNORTH INC.

FIRST.   The name of the corporation is TD Banknorth Inc. (the “Corporation”).

SECOND.   The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Rd., Suite 400, Wilmington, County of New Castle, 19808.  The name of its registered agent at such address is Corporation Services Company.

THIRD.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute.

FOURTH.   The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH.   Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting or by written consent of the stockholders in lieu of a meeting.

SIXTH.   The board of directors of the Corporation, acting by majority vote, is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation.

SEVENTH.   The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of one or more directors, the exact number of directors to be determined from time to time as provided in the by-laws of the Corporation.

EIGHTH.   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereinafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware (“DGCL”), or (4) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.